Exhibit 99.1
News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Effective Date of Reverse Stock Split

OLATHE, Kan., June 14, 2016 -- Hooper Holmes, Inc. (NYSE MKT: HH) today announced the effective date for its previously announced 1-for-15 reverse stock split (the "Reverse Split"). The Reverse Split was approved by shareholders at the Company’s annual meeting on June 8, 2016.

The Reverse Split will be effective after the close of trading on June 15, 2016 (the "Effective Date"), and the common stock will continue trading on the NYSE MKT under the trading symbol "HH" on a split-adjusted basis on June 16, 2016. The common stock will trade under a new CUSIP number (439104209).

The Reverse Split will reduce the number of outstanding shares of Hooper Holmes’ common stock from approximately 128.2 million to approximately 8.5 million. Correspondingly, the trading price of Hooper Holmes is expected to proportionately increase immediately following the Effective Date and, as a result, the Company expects to regain compliance with the NYSE MKT’s minimum market price requirement.

Additional information on the Reverse Split can be found in Hooper Holmes’ definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2016, which is available on the SEC's website at www.sec.gov and on the Company's website at http://www.hooperholmes.com/investors.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

More information is available at hooperholmes.com and at accountablehealthsolutions.com.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release reflect the Company’s current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, risks related to customer concerns about our financial health, our liquidity, uncertainty as to our working capital requirements over the next 12 to 24 months, our ability to maintain compliance with the financial covenants contained in our credit facility and term loan, declines in our business, our competition, and our ability to retain and grow our customer base and its related impact on revenue, our ability to recognize operational efficiencies and reduce costs, our ability to realize the expected benefits from the acquisition of Accountable Health Solutions, and such other factors as discussed in Part I, Item 1A, Risk Factors, and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2015, and similar discussions in our other filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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